Table of Contents

Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Installed Building Products, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Other(2)	2,114,001(3)	$105.75(2)	$223,555,605.75	$110.20 per $1 million	$24,635.83

Total Offering Amounts					$223,555,605.75	—	$24,635.83

Total Fee Offsets(4)							—

Net Fee Due							$24,635.83

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock (“Common Stock”) of Installed Building Products, Inc. (the “Registrant”) that become issuable under the Registrant’s 2023 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 31, 2023.

(3)	Represents the number of shares of Common Stock issuable pursuant to the Registrant’s 2023 Omnibus Incentive Plan.
(4)	The Registrant does not have any fee offsets.